Exhibit 99.1

For:	Calavo Growers, Inc.

Contact:	Lee E. Cole Chairman, President and CEO (805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES

FISCAL 2018 THIRD QUARTER RESULTS

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Third Quarter Highlights Include:

•	Net Income Grew 40 Percent to $12.4 Million; Adjusted Net Income[1] Increased 71 Percent to $15.1 Million
•	Diluted EPS Improved to 70 Cents; Adjusted Diluted EPS[1] Totaled 86 Cents
•	Operating Income Rose 58 Percent to $19.2 Million from $12.2 Million
•	Gross Profit Increased 33 Percent to $33.1 Million from $24.9 Million

Looking Forward for Fiscal Year 2018:

•	Greater than 20 Percent Growth in Avocado Volumes
•	Double-Digit Gross Profit Growth for RFG
•	Double-Digit Revenue Growth and Triple-Digit Gross Profit Growth in Calavo Foods
•	CEO Cole Reiterates Forecast of Record Revenue, Double-Digit Increase in Adjusted Diluted EPS

SANTA PAULA, Calif. (Sept. 5, 2018)—Calavo Growers, Inc. (Nasdaq-GS: CVGW) today reported that fiscal 2018 third quarter operating income rose 58 percent year-over-year on a 33 percent increase in gross profit. The company, a global avocado-industry leader and expanding provider of value-added fresh food, said that results for the most recent quarter increased net income and per-share results for the first nine months of this fiscal year to new all-time highs.

For the three months ended July 31, 2018, net income reached $12.4 million, equal to $0.70 per diluted share. Excluding certain items impacting comparability, adjusted net income1 totaled $15.1 million, or $0.86 per diluted share, which compares with $8.8 million, or $0.50 per diluted share, in the corresponding quarter last year.

Revenues in the most-recent quarter totaled $296.4 million, down a slight 2 percent from the company’s all-time quarterly record high of $301.6 million in the fiscal 2017 third period. Gross profit advanced 33 percent to $33.1 million, equal to 11.2

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1)

Adjusted financial metrics, such as adjusted net income and adjusted EPS, used throughout this release are non-GAAP measures that exclude items affecting comparability. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the financial tables that accompany this release.

Calavo Growers Reports Fiscal 2018 Third Quarter Results/2-2-2

percent of revenues, from $24.9 million, or 8.2 percent of revenues, in the corresponding quarter last year. The company’s operating income soared by 58 percent to register $19.2 million versus $12.2 million in the fiscal 2017 like quarter.

Chairman, President and Chief Executive Officer Lee E. Cole stated: “Calavo posted another strong showing in the fiscal third quarter. I am extremely pleased by the outstanding operating performance in each of our three principal business segments which contributed to our overall results. This solid execution is best reflected in Calavo’s increase in net income and per-share results and, by extension, income from operations that climbed by 58 percent year over year.”

Cole continued: “In our Fresh segment, we executed well, increasing our volume of avocado units sold by 18 percent from last year’s third period. While consumption tracked significantly higher, the larger available fruit supply industry-wide resulted in lower year-over-year fresh avocado market pricing which had the effect of constraining Calavo’s sales growth in the most-recent quarter.

“The Renaissance Food Group (RFG) business segment delivered eight percent higher sales and increased gross profits by 46 percent in the third period. The RFG unit continued its path of progress in the quarter, deepening penetration with customers and expanding its portfolio of innovative refrigerated-fresh product offerings. RFG segment sales and gross profit would have been higher if not for a widely publicized melon recall.

“We are excited about the continued upward trend line in the Calavo Foods business segment, which was a meaningful contributor to overall growth in the quarter. Twenty-five percent revenue growth in the most recent period is indicative of a great-tasting lineup of prepared avocado products that are being widely embraced by a strong client base in the retail grocery and foodservice channels. Further, the segment continued during the fiscal third quarter to maintain a gross profit margin percentage in line with historical levels more commonly experienced in our Foods business. When compared to last summer’s challenging input-cost conditions, this translates into a nearly seven-fold expansion in year-over-year gross profit,” Cole concluded.

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Net income for the nine months ended July 31, 2018 increased by $6.6 million, or 24 percent, to reach a record $33.6 million, or $1.91 per diluted share, from $27.0 million, equal to $1.54 per diluted share, in the corresponding period one year ago. Adjusted net income for the first nine months of fiscal 2018 increased by 39 percent to $38.7 million, or $2.20 per diluted share.

Revenues in the initial nine months this year rose to a record $808.8 million, an increase from $798.4 million for the like period in fiscal 2017. Gross profit rose by 10 percent, registering $91.3 million, equal to 11.3 percent of revenues, which compares with $83.0 million, or 10.4 percent of revenues, in the first nine months last year. Operating income climbed to $49.1 million, a 19 percent increase from $41.1 million last year.

Sales in the company’s Fresh business segment totaled $149.8 million in the fiscal 2018 third quarter. This compares with Fresh segment sales of $168.9 million in the third quarter one year ago. Segment gross profit equaled $14.9 million, or 10.0 percent of segment sales, in the most-recent period versus $16.9 million, or 10.0 percent of segment sales, in the fiscal 2017 third quarter. As stated in CEO Cole’s comments above, Fresh segment sales were impacted principally by lower industry-wide fresh avocado market prices versus one year ago and, more modestly, by lower industry-wide tomato market prices. Double-digit unit sales growth in all Fresh product categories—namely avocados and tomatoes—resulted in 20 percent increase in total volume to 4.9 million units in the most-recent quarter from 4.1 million in the like period of fiscal 2017.

In the RFG business segment, sales rose by 8 percent to $121.2 million from $112.5 million in the third quarter last year. RFG segment gross profit climbed $3.2 million, or 46 percent, growing to $10.0 million, equal to 8.2 percent of segment sales, from $6.8 million, or 6.1 percent of segment sales, in the year-ago third period. The company stated that RFG’s year-over-year gross profit improvements are indicative of progress in attaining operating efficiencies and economies of scale at production

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Calavo Growers Reports Fiscal 2018 Third Quarter Results/4-4-4

facilities that opened and expanded last year, as well as continued development of new fresh food programs with retail customers.

The Calavo Foods business segment saw sales expand in the most-recent quarter to $25.3 million, a 25 percent increase from $20.3 million in the fiscal 2017 third period. Gross profit increased to $8.1 million, or 32.1 percent of segment sales, from $1.1 million, equal to 5.3 percent of sales, in the third quarter last year. The top-line improvement is underpinned primarily by an increase in volume of prepared avocado products sold in the third quarter. Gross profit and margin both benefited from higher sales, as well as fruit input costs that, while seasonally higher than in the second quarter, tracked below last year’s third-quarter record-high avocado input cost.

Calavo’s total selling, general and administrative (SG&A) expense in the most recent quarter was higher at $13.9 million, or 4.7 percent of total revenues, from $12.7 million, approximating 4.2 percent of total revenues, in the fiscal 2017 third period. The rise in SG&A expense owed mainly to higher year-over-year management incentive plan accruals.

Income/(loss) from unconsolidated subsidiaries decreased by $4.2 million to a loss of $3.7 million in the most-recent quarter. This primarily represents the recording of $3.5 million in non-cash losses from FreshRealm, LLC. Certain details regarding FreshRealm, will be included in Calavo’s quarterly report on Form 10-Q soon to be filed with the U.S. Securities and Exchange Commission for the three months ended July 31, 2018.

Outlook

Looking toward the fourth quarter and ahead to fiscal 2019, CEO Cole said he remains “highly confident and enthusiastic about Calavo’s prospects moving forward. Our proven, complementary multi-platform model, which is focused on high-growth fresh food businesses, serves us well and leaves me extremely optimistic about our future.”

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Calavo Growers Reports Fiscal 2018 Third Quarter Results/5-5-5

Cole continued: “As the avocado industry continues in a long-term expansion mode, we are well positioned—with our best-in-class sourcing, selling and distribution capabilities—to remain a category leader. The industry continues to forecast avocado volume growth of more than 20 percent for 2018, and a strong, all-source supply in fiscal 2019. With our diversified sourcing model and ample packing capacity in California and Mexico, we are poised to once again deliver strong volume growth in fiscal 2019.

“Turning to RFG, through Calavo’s extensive investments over the past several years, we have developed a best-in-class portfolio of fresh food products with a national footprint that enabled us to partner with many of the largest retailers in the U.S. As fresh food continues to gain market share among consumers, RFG remains very well positioned to expand its existing retail partnerships and to build meaningful new long-term relationships with retailers. At the same time, our team remains committed to continued improvement in manufacturing operation efficiency. Year-over-year sales and gross profit growth through the remainder of the year is expected to be generally in line with the growth experienced this quarter, and we remain very excited for RFG’s prospects continuing into fiscal 2019.

“Calavo Foods continues to track strongly, with sales growth for the year still expected to be in the high teens for fiscal 2018. While higher seasonal input prices may contribute to a slightly lower gross profit margin in the final quarter compared to the most-recent period, we expect gross profit margin will remain generally in line with year-to-date results, which should once again lead to very robust year-over-year growth in gross profit in our fourth quarter.”

Cole stated: “We remain optimistic about FreshRealm—an unconsolidated subsidiary in which Calavo continues to hold a meaningful ownership stake. During the most recent quarter Calavo invested an additional $3.5 million into FreshRealm (as part of a larger equity round) and committed up to $12 million in new debt financing. We are closely monitoring FreshRealm’s progress and believe that this additional financing

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should help give it the capital infusion to make a meaningful step forward in its operations.”

FreshRealm CEO Michael Lippold added: “The timing of the capital infusion coincides with FreshRealm investing further in its own national infrastructure to support B2B fresh prepped meal-kits, new business development initiatives, and expanded customer programs.”

“In sum, with its deep breadth of resources—operating, financial and human capital—we are poised for growth now and into the future. Calavo remains on target to post record revenues and gross profit, accompanied by greater than 20 percent growth in adjusted earnings per share in fiscal 2018. I look forward to reporting our continued success,” Cole concluded.

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and an expanding provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce, including tomatoes and papayas. The Renaissance Food Group (RFG) segment creates, markets and distributes a portfolio of healthy, fresh foods, including fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and a variety of private label and store brands.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements,” as defined in the Private Securities Litigation and Reform Act of 1995, that

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involve risks, uncertainties and assumptions. If any of the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including, but not limited to, any projections of revenue, gross profit, expenses, income (loss) from unconsolidated entities, earnings, earnings per share, tax provisions, cash flows, currency exchange rates, the impact of acquisitions or other financial items; any statements of the plans, strategies and objectives of management for future operations, including execution of restructuring and integration (including information technology systems integration) plans; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on Calavo and its financial performance, whether attributable to Calavo or any of its unconsolidated entities; any statements regarding pending investigations, legal claims or tax disputes; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the impact of macroeconomic trends and events; the competitive pressures faced by Calavo’s businesses; the development and transition of new products and services (and the enhancement of existing products and services) to meet customer needs; integration and other risks associated with business combinations; the hiring and retention of key employees; the resolution of pending investigations, legal claims and tax disputes; and other risks, including, without limitation, those items discussed in Calavo’s latest filed Annual Report on Form 10-K and those detailed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Source: Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	July 31,	October 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$2,029	$6,625
Accounts receivable, net of allowances of $3,787 (2018) and $2,490 (2017)	73,412	69,750
Inventories, net	35,857	30,858
Prepaid expenses and other current assets	6,688	6,872
Advances to suppliers	5,321	4,346
Income taxes receivable	-	1,377

Total current assets	123,307	119,828
Property, plant, and equipment, net	121,309	120,072
Investment in Limoneira Company	47,121	40,362
Investment in unconsolidated entities	33,121	33,019
Deferred income taxes	4,778	9,783
Goodwill	18,262	18,262
Other assets	25,035	22,791

	$372,933	$364,117

Liabilities and Shareholders’ equity
Current liabilities:
Payable to growers	$22,025	$16,524
Trade accounts payable	16,338	22,911
Accrued expenses	35,799	39,946
Income taxes payable	976	-
Short-term borrowings	8,000	20,000
Dividend payable	-	16,657
Current portion of long-term obligations	118	129

Total current liabilities	83,256	116,167
Long-term liabilities:
Long-term obligations, less current portion	350	439
Deferred rent	2,782	2,732
Deferred income taxes	-	657

Total long-term liabilities	3,132	3,828
Commitments and contingencies
Total shareholders’ equity	286,545	244,122

	$372,933	$364,117

CALAVO GROWERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three months ended July 31,		Nine months ended July 31,
	2018	2017	2018	2017
Net sales	$296,419	$301,645	$808,752	$798,361
Cost of sales	263,349	276,793	717,403	715,332

Gross profit	33,070	24,852	91,349	83,029
Selling, general and administrative	13,893	12,698	42,285	41,950

Operating income	19,177	12,154	49,064	41,079
Interest expense	(135)	(227)	(654)	(797)
Other income (loss), net	406	96	831	462

Income before provision for income taxes and Income (loss) from unconsolidated entities	19,448	12,023	49,241	40,744
Provision for income taxes	3,403	3,719	12,469	13,883
Income (loss) from unconsolidated entities	(3,677)	492	(3,399)	90

Net income	12,368	8,796	33,373	26,951
Less: Net loss - noncontrolling interest	(18)	14	238	53

Net income attributable to Calavo Growers, Inc.	$12,350	$8,810	$33,611	$27,004

Calavo Growers, Inc.’s net income per share:
Basic	$0.71	$0.51	$1.92	$1.55

Diluted	$0.70	$0.50	$1.91	$1.54

Number of shares used in per share computation:
Basic	17,481	17,428	17,475	17,412

Diluted	17,581	17,544	17,567	17,507

CALAVO GROWERS, INC.

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT

	Fresh products	Calavo Foods	RFG	Total
Three months ended July 31, 2018
Net sales	$149,834	$25,340	$121,245	$296,419
Cost of sales	134,903	17,199	111,247	263,349

Gross profit	$14,931	$8,141	$9,998	$33,070

Three months ended July 31, 2017
Net sales	$168,919	$20,251	$112,475	$301,645
Cost of sales	151,971	19,175	105,647	276,793

Gross profit	$16,948	$1,076	$6,828	$24,852

For the three months ended July 31, 2018 and 2017, inter-segment sales and cost of sales of $0.3 million and $0.6 million between Fresh products and RFG were eliminated. For the three months ended July 31, 2018 and 2017, inter-segment sales and cost of sales of $0.8 million and $0.9 million between Calavo Foods and RFG were eliminated. For the three months ended July 31, 2018, inter-segment sales and cost of sales of $0.1 million between Fresh products and Calavo Foods were eliminated.

	Fresh products	Calavo Foods	RFG	Total
Nine months ended July 31, 2018
Net sales	$410,554	$66,290	$331,908	$808,752
Cost of sales	366,246	44,622	306,535	717,403

Gross profit	$44,308	$21,668	$25,373	$91,349

Nine months ended July 31, 2017
Net sales	$436,601	$53,876	$307,884	$798,361
Cost of sales	388,005	42,108	285,219	715,332

Gross profit	$48,596	$11,768	$22,665	$83,029

For the nine months ended July 31, 2018 and 2017, inter-segment sales and cost of sales of $0.9 million between Fresh products and RFG were eliminated. For the nine months ended July 31, 2018 and 2017, inter-segment sales and cost of sales of $2.5 million and $2.3 million between Calavo Foods and RFG were eliminated. For the nine months ended July 31, 2018, inter-segment sales and cost of sales of $0.2 million between Fresh products and Calavo Foods were eliminated.

CALAVO GROWERS, INC.

RECONCILIATION OF ADJUSTED NET INCOME AND EPS

(in thousands, except per share amounts)

	Three months ended July 31,		Nine months ended July 31,
	2018	2017	2018	2017
Net income attributable to Calavo Growers, Inc.	$12,350	$8,810	$33,611	$27,004
Non-GAAP adjustments:
Non-cash losses recognized from FreshRealm (a)	3,515	—	3,515	—
One-time, non-cash tax charges from Tax Cut & Jobs Act (b)	—	—	1,702	—
Certain management transition expenses (c)	—	—	891	1,172
Tax impact of adjustments (d)	(758)	—	(1,035)	(398)

Adjusted net income attrib. to Calavo Growers, Inc.	$15,107	$8,810	$38,684	$27,778

Calavo Growers Inc. net income per share:
Diluted EPS (GAAP)	$0.70	$0.50	$1.91	$1.54

Adjusted Diluted EPS	$0.86	$0.50	$2.20	$1.59

Number of shares used in per share computation:
Diluted	17,581	17,544	17,567	17,507

(a)

For the three months ended July 31, 2018, FreshRealm incurred losses totaling $7.1 million, of which we recorded $3.5 million of non-cash losses during our third fiscal quarter of 2018. Certain details regarding FreshRealm will be included in Calavo’s quarterly report on Form 10-Q soon to be filed with the U.S. Securities and Exchange Commission for the three months ended July 31, 2018.

(b)

First quarter of fiscal 2018 results include the company’s estimate for the effects of the Tax Cuts and Jobs Act. Calavo recorded a one-time, non-cash charge due to the revaluation of our net deferred tax assets and the transition tax on the deemed repatriation of foreign earnings.

(c)	First quarter of fiscal 2018 and 2017 results include higher stock-based compensation related to senior management transitions, which does not impact the underlying cost structure of the company.

(d)

Tax impact of non-GAAP adjustments are based on the prevailing tax rates in each period. For the three and nine months ended July 31, 2018 the prevailing tax rates were 21.6% and 23.5%. For the three and nine months ended July 31, 2017 the prevailing tax rates were 29.7% and 34.0%.